UNITED STATES
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Denny’s Corporation

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203 East Main Street, Spartanburg, SC 29319
864-597-8000

To:	All Denny's Franchisees

From:	Debra Smithart-Oglesby
Denny's Corporation Board Chair

Re:	Denny's Brand

As many of you are aware, there is a contest underway as to the election of three of eight directors for Denny’s Corporation.  Such matters occur from time to time within public companies and the Denny’s Board of Directors is moving through that process as the rules and process require.

The Denny’s Board, however, has retained their primary focus on the great Denny’s Brand, the long term health of each restaurant within the Brand and positive growth for our Brand.  As a result of communications over the last year, and our direct work with DFA leaders and other franchisees since November, our Board hears and understands your perspectives and concerns.

We wanted to communicate to you, as important stakeholders in Denny's, that our Board is focused on strategies that will improve sales, provide healthy margins and support unit growth throughout our Brand.  We are committed to having the right corporate leadership in place to engage, encourage and support you and your restaurants, in our franchise dominated system.  We appreciate the leadership provided by your franchise association board and the collaborative interaction with many franchisees within specific disciplines of the business that is occurring and driving positive initiatives for the benefit of our Brand.  As a Board, we recognize the need and are committed to maintain a constructive dialogue with franchise leadership.

We know sales performance is not what you or we would like to see.  We believe changes beginning in November have created the right processes and protocols that are healthy, inclusive, productive and workable for years to come.  We are committed to effective processes of franchise inclusion in the future.  We have your same commitment to be results driven and customer centric in every aspect of our Brand.  Ultimately, we share and are inspired by your passion and energetic commitment for our Brand, and we will work together to deliver sustainable positive results on all the key metrics of our Brand.  Thanks for all you do as leaders and in serving our customers.

"Great Food and Great Service by Great People... Every Time!"